Exhibit 10.1

October 3, 2011

Philip D. Ankeny

353 Ferndale Road

Wayzata, MN 55391

Re:	Separation and Release Agreement

Dear Phil,

This letter confirms the arrangements regarding the termination of your employment with SurModics, Inc. (“SurModics”, or the “Company”). The purpose of this separation and release agreement (“Agreement”) is to set forth the specific separation pay and benefits that SurModics will provide you in exchange for your agreement to the terms and conditions of this Agreement.

By your signature below, you agree to the following terms and conditions:

1.	End of Employment.

a.	The last day of your employment with SurModics was August 31, 2011, which is considered your Employment Termination Date.

b.	Except for any rights you may have under any stock agreements between you and the Company or under any SurModics benefit plan following your Employment Termination Date (which shall be determined in accordance with the provisions of any such grant agreement or the applicable benefit plan), you are not eligible for any other payments or benefits except for those expressly described in this Agreement, which are contingent on your signing, not rescinding, and otherwise complying with the terms of this Agreement.

2.	Separation Pay and Benefits. Specifically in consideration of your signing and not rescinding this Agreement, and subject to the limitations, obligations, and other provisions contained in this Agreement, SurModics agrees as follows:

a.	To pay you severance pay, as a lump sum less applicable withholdings, as follows: (i) $252,350 representing an amount equal to twelve (12) months of your base pay in effect as of your Employment Termination Date, (ii) $132,750 representing a prorated amount of your incentive award under the Company’s fiscal 2011 annual incentive plan, and (iii) $84,375 representing a portion of the value of your unvested stock awards that were granted to you on November 30, 2010 and that were forfeited as a result of the termination of your employment with the Company.

9924 West 74th Street    Eden Prairie, MN 55344    phone 952-500-7000    fax 952-500-7001    www.surmodics.com

Mr. Philip D. Ankeny

October 3, 2011

b.	To pay you a cash payment equal to $18,284, as a lump sum less applicable withholdings, to assist you with the costs of COBRA continuation coverage for you and your eligible dependents for a period of twelve months following the Employment Termination Date.

c.	To pay you a cash payment equal to $8,000, as a lump sum less applicable withholdings, in order to cover the cost of executive-level outplacement assistance services.

The payment described in Section 2(a)(ii) will be paid on the date that is the later of: (i) the Company’s next regularly scheduled payroll date following the expiration of the Rescission Period (as defined below), or (ii) ten (10) business days following the expiration of the Rescission Period. The payments described in Sections 2(a)(i), 2(a)(iii), 2(b) and 2(c) will be paid on January 13, 2012.

3.	Release of Claims. Specifically in consideration of the separation pay and benefits described in Section 2, and to which you would not otherwise be entitled, by signing this Agreement you, for yourself and anyone who has or obtains legal rights or claims through you, agree to the following:

a.	You hereby do release and forever discharge all of your rights you may have to any relief of any kind from any of the Released Persons (as defined below), including without limitation, any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs, interest and disbursements, individual or class action claims, requests for equitable relief, or any other demands of any kind whatsoever, you have or might have against any Released Person, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment with SurModics, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of your signing this Agreement.

b.

This release includes, without limiting the generality of the foregoing, all of your rights to relief of any kind from any of the Released Persons for any claims, including claims you may have for wages, bonuses, commissions, penalties, deferred compensation, vacation pay, separation benefits, back pay, front pay, reinstatement, equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, punitive damages, failure to keep any promise, breach of a covenant of good faith and fair dealing, breach of fiduciary duty, estoppel, your claims, if any, as a “whistleblower,” defamation, invasion of privacy, negligence, assault, battery, intentional or negligent infliction of emotional distress, fraud, misrepresentation, retaliation or reprisal, constructive discharge, false imprisonment, interference with contractual or business relationships, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), violation of the United States Constitution, the Minnesota Constitution, the California Constitution, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Minnesota Human Rights

Mr. Philip D. Ankeny

October 3, 2011

Act, Minn. Stat. § 363.01 et seq., Title 25 of the Code of Alabama, the California Fair Employment and Housing Act, Cal. Gov’t Code § 12900 et seq., the Unruh Civil Rights Act, Cal. Civ. Code § 51 et seq., the California Law on Equal Pay, Cal. Labor Code § 1197.5, Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1976, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., 42 U.S.C. § 1981, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, the Lilly Ledbetter Fair Pay Act of 2009, any claim arising under workers’ compensation non-interference or non-retaliation statutes such as Minn. Stat. § 176.82, and any claim for retaliation or discrimination based on sex, race, color, creed, religion, age, national origin, marital status, sexual orientation, genetic information, disability, status with regard to public assistance or any other protected class, or sexual or other harassment.

c.	This release also includes all rights you have under Cal. Civil Code § 1542, which states that: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” You agree that this waiver covers all claims whether or not you now know about such claims.

d.	You affirm that you have not caused or permitted, and to the full extent permitted by law will not cause or permit to be filed, any charge, complaint, or action of any nature or type against any Released Person, including but not limited to any action or proceeding raising claims arising in tort or contract, or any claims arising under federal, state, or local laws, including discrimination laws. Excluded from this covenant are any claims which cannot be waived by law, including, without limitation, the right to file a charge with or participate in any investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or any state or local agency. Nothing in this Agreement is intended to interfere with such right. You agree to waive, however, your right to any monetary recovery should the EEOC or any state or local agency pursue any claims on your behalf.

e.	You are not, by signing this Agreement, releasing or waiving (1) any vested interest you may have in any 401(k) or employee stock purchase plan by virtue of your employment with SurModics, (2) any rights or claims that may arise after the Agreement is signed, (3) the post-employment benefits and payment specifically promised to you under this Agreement, (4) the right to institute legal action for the purpose of enforcing the provisions of this Agreement, or (5) the right to file a claim for unemployment benefits.

f.	As used in this Section 3, “Released Persons” shall mean SurModics, Inc. and its related entities, insurers, and its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of SurModics, in their official and individual capacities.

Mr. Philip D. Ankeny

October 3, 2011

4.	Acknowledgement of Receipt of Information. By signing this Agreement, you acknowledge that you have received SurModics, Inc.’s Separation Pay and Benefits Eligibility Disclosure (the “Disclosure”), attached hereto as Exhibit A, which sets forth (a) information relating to employees in your decisional unit (as described in the Disclosure) who are being offered separation benefits in exchange for signing, not rescinding and otherwise complying with a separation and release agreement and (b) information relating to employees in your decisional unit who were considered but who are not eligible to receive such separation benefits in connection with the reduction in force. You acknowledge that you have reviewed and understand the information contained in the Disclosure.

5.	Notice of Right to Consult Attorney and Forty-Five (45) Day Consideration Period. By signing this Agreement, you acknowledge and agree that SurModics has informed you by this Agreement that (1) you have the right to consult with an attorney of your choice prior to signing this Agreement, and (2) you are entitled to forty-five (45) days from the receipt of this Agreement and Disclosure, not counting the day upon which you receive them, to consider whether the terms of this Agreement and the Disclosure are acceptable to you. SurModics encourages you to use the full 45-day period to consider this Agreement but you have the right, if you choose, to sign this Agreement prior to the expiration of the forty-five (45) day period. You also agree that any changes made to this Agreement before you sign it, whether material or immaterial, will not restart the forty-five (45) day period.

6.	Notice of Right to Rescind this Agreement. You are hereby notified of your right to rescind this Agreement within fifteen (15) calendar days of your signing this Agreement (the “Rescission Period”). This Agreement will not become effective unless and until the Rescission Period has expired without your rescission of it. In order to be effective, the rescission must

a.	be in writing; and

b.	delivered to Bryan Phillips, SurModics, Inc., 9924 West 74th Street, Eden Prairie, MN 55344-3523, by hand or mail within the required period.

This Agreement will be effective upon the expiration of the 15-day period without rescission. You understand that if you rescind any part of this Agreement in accordance with this Section 6, you will not receive the separation pay or benefits described in Section 2 and you will be obligated to return any such benefits and payment if already received. Payments provided under this Agreement will be considered timely if placed in the U.S. Mail, postage prepaid, and postmarked on the date such payment is due.

7.

Return of Property. By signing this Agreement, you acknowledge and agree that all documents and materials relating to the business of, or the services provided by, SurModics are the sole property of SurModics. By signing this Agreement you further agree and represent that you have returned to SurModics all of its property, including but not limited to, all

Mr. Philip D. Ankeny

October 3, 2011

customer records and other documents and materials, whether on computer disc, hard drive or other form, and all copies thereof, within your possession or control, which in any manner relate to the business of, or the duties and services you performed on behalf of SurModics.

8.	Confidential and Proprietary Information. By signing this Agreement, you acknowledge and agree that you have had access in your employment with SurModics to confidential and proprietary information of SurModics and further acknowledge and agree that the release or disclosure of any confidential or proprietary information of SurModics will cause SurModics irreparable injury. By signing this Agreement, you acknowledge that you have not used or disclosed, and agree that you will not at any time use or disclose, to any other entity or person, directly or indirectly, any confidential or proprietary information of SurModics. For purposes of this Agreement, the term “confidential or proprietary information” shall include, but not be limited to, customer lists and information pertaining to customer lists; contact lists; and information about the personal or business affairs of SurModics’ customers, vendors, or employees.

9.	Mutual Non-Disparagement. You agree that you will not make any disparaging, negative, or derogatory comments about the Company, any of its officers, directors, or employees, or any of the Company’s products or services. SurModics agrees that none of its executive officers or its directors will make any disparaging, negative, or derogatory statements about you. It will not be a violation of either party’s obligations under this Section to make truthful statements as required by law or formal legal process.

10.	Confidentiality. You agree not to disclose or discuss, directly or indirectly, in any manner whatsoever, any information regarding the contents and terms of this Agreement, except that you may discuss the contents and terms of this Agreement with your legal and financial advisors and your spouse, provided they agree to keep the information confidential, or as otherwise required by law or formal legal process.

11.	Non-Competition. You acknowledge and reaffirm your commitment to adhere to the Invention/Non-Disclosure Agreement you previously entered with SurModics, which is attached here as Exhibit B (the “Non-Competition Agreement”). You agree that that Non-Competition Agreement survives your separation from employment, is unaffected by this Agreement and remains binding upon you according to its terms.

12.	Ongoing Assistance. Following your Employment Termination Date, you agree to make yourself reasonably available, subject to your other personal and professional commitments and obligations, to provide information and other assistance as reasonably requested by the Company (and, at the reasonable expense of the Company), with respect to pending, threatened or potential claims or other matters about which you have personal knowledge or that were within the scope of your employment with the Company. In all events, the Company shall reimburse you or pay on your behalf, all direct expenses incurred (including any travel) in connection with your fulfillment of the obligations set forth in this Section 12.

13.

Remedies. If you breach any term of this Agreement, SurModics shall be entitled to its available legal and equitable remedies, including but not limited to suspending and recovering any and all payments and benefits made or to be made under this Agreement.

Mr. Philip D. Ankeny

October 3, 2011

If SurModics seeks and/or obtains relief from an alleged breach of this Agreement, all of the provisions of this Agreement shall remain in full force and effect.

14.	Non-Admission. It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by SurModics or you of any liability or unlawful conduct whatsoever. SurModics and you specifically deny any liability or unlawful conduct.

15.	Successors and Assigns. This Agreement is personal to you and may not be assigned by you without the written agreement of SurModics. The rights and obligations of this Agreement shall inure to the successors and assigns of SurModics.

16.	Law Governing. This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota.

17.	Full Agreement. This Agreement contains the full agreement between you and SurModics and may not be modified, altered, or changed in any way except by written agreement signed by both parties. The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties, except for the Non-Competition Agreement, and any stock option grant agreements between you and SurModics, which shall remain in full force and effect according to their terms.

18.	Additional Representations and Acknowledgments. By signing this Agreement, you represent that you are legally able and entitled to receive the separation pay and benefits described in Section 2. You further represent that you have not been involved in any personal bankruptcy or other insolvency proceedings at any time since you began your employment with SurModics. No child support orders, garnishment orders, or other orders requiring that money owed to you by SurModics be paid to any other person are now in effect. You also represent and confirm that you have been fully paid for all wages, overtime, commissions, bonuses, and other compensation that you earned during your employment with SurModics. You also represent and confirm that during your employment with SurModics you received all leaves of absence that you requested and to which you were entitled under the Family Medical Leave Act or any other law. You acknowledge and agree that SurModics may modify or terminate its group insurance plans at any time and that you shall have the same right to participate in SurModics’ group insurance plans only as provided on an equivalent basis to other SurModics employees. In order to continue coverages, you must elect COBRA coverage in accordance with the applicable plan documents. Nothing in this Agreement extends your COBRA period for continuation of your insurance coverage under SurModics’ group plans.

19.	Taxes. The payments under this Agreement are intended to be exempt from, or to comply with, the provisions of Section 409A of the Internal Revenue Code and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered accordingly. SurModics makes no representation or warranty to you regarding the tax treatment of any payment hereunder and you will be solely responsible for taxes in connection with any such payments.

Mr. Philip D. Ankeny

October 3, 2011

20.	Counterparts. This Agreement may be executed and delivered in one or more counterparts by facsimile signature or portable document format, each of which shall be deemed to be an original, and both of which taken together, shall constitute one agreement binding on both parties.

21.	Acknowledgment of Reading and Understanding. By signing this Agreement, you acknowledge that you have read this Agreement, including the release of claims contained in Section 3, and understand that the release of claims is a full and final release of all of your rights that you may have to any relief of any kind for any claims against SurModics (as defined in Section 3). By signing, you also acknowledge and agree that you have entered into this Agreement knowingly and voluntarily.

After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, please evidence your agreement to the provisions set forth in this Agreement by dating, signing, and returning a copy of the attached acknowledgement.

Sincerely,

/s/ Bryan K. Phillips

Bryan K. Phillips

Senior Vice President, Legal and Human Resources

BKP:jaf

Mr. Philip D. Ankeny

October 3, 2011

ACKNOWLEDGMENT AND SIGNATURE

By signing below, I acknowledge and agree to the following:

•	I have had adequate time to consider whether to sign this Separation and Release Agreement.

•	I have read this Separation and Release Agreement and the Disclosure carefully.

•	I understand and agree to all of the terms of the Separation and Release Agreement and the Disclosure.

•	I am knowingly and voluntarily releasing my claims against SurModics.

•	I have not, in signing this Separation and Release Agreement, relied upon any statements or explanations made by SurModics except as for those specifically set forth in this Agreement.

•	I intend this Separation and Release Agreement to be legally binding.

Accepted this 3rd day of October, 2011.

/s/ Philip D. Ankeny
Philip D. Ankeny (signature)